Exhibit 99.1

Verrica Pharmaceuticals Announces Presentation of Positive Data

from Clinical Trials of VP-102 at the 2019 39th Annual Fall Clinical Dermatology Conference

•

Pooled analyses of the Phase 3 CAMP studies in molluscum contagiosum showed VP-102 achieved statistically significantly higher rate of complete lesion clearance and percentage of subjects with > 75% and > 90% lesion clearance rates over the course of therapy compared to vehicle

•	VP-102 achieved positive results in the COVE-1 study on the endpoint of complete clearance of all common warts at Day 84 (primary endpoint) as well as Day 147 (exploratory endpoint)

WEST CHESTER, Pa., Oct. 18, 2019 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases, today announced the presentation of positive data from three abstracts evaluating the efficacy and safety of VP-102 (cantharidin 0.7% Topical Solution), the Company’s lead product candidate for the treatment of molluscum contagiosum and common warts. These data are being presented in poster form at the 2019 39th Annual Fall Clinical Dermatology Conference in Las Vegas, NV.

Data from a pooled analysis of the Phase 3 CAMP-1 and CAMP-2 clinical studies showed that treatment with VP-102 brought about a statistically significantly higher rate of complete lesion clearance at Day 84 (primary endpoint) compared to vehicle. Complete clearance of all molluscum lesions at the end of study (EOS) visit occurred in 50% of subjects treated with VP-102, as compared to 15.6% for vehicle (p<0.0001). In addition, mean lesion counts decreased by 76% for subjects in the VP-102 group, compared to a 0.3% decrease in the vehicle arm by the EOS visit (p<0.0001). VP-102 was well-tolerated, and adverse events were primarily mild to moderate in intensity, with the most common adverse events related to the pharmacodynamic action of cantharidin, including application site vesicles, pruritus, pain, erythema, and scab. Rates of discontinuation of study medication due to an adverse event were low (1.9% for VP-102; 0.5% for vehicle).

“This pooled analysis of the pivotal CAMP studies reinforces the body of evidence demonstrating that VP-102 may be an important treatment option for molluscum, a highly contagious viral skin infection for which there are no FDA-approved therapies,” said Lawrence Eichenfield, MD, Chief of Pediatric and Adolescent Dermatology, Rady Children’s Hospital, San Diego, CA, and principal investigator of the VP-102 Phase 3 molluscum program. “These data show that VP-102 has the potential to address a demonstrated unmet medical need—safely and effectively clearing the contagious molluscum lesions that can spread rapidly, may cause pain and discomfort, and can have a substantial negative impact on patient quality-of-life.”

A second pooled analysis of the CAMP studies evaluated the time course and percentage of subjects with > 75% and > 90% reduction in lesions at the EOS visit in the intent-to-treat population. Data demonstrated that as early as Day 21, > 75% and > 90% lesion clearance rates were statistically significantly higher with VP-102 treatment as compared to vehicle (p<0.0001). At EOS, 77.7% of VP-102 subjects achieved > 75% reduction in lesions compared to 34.9% for vehicle, and 65.8% of VP-102 subjects achieved > 90% reduction of lesions compared to 27.1% for vehicle (p<0.0001 respectively).

“These data are of significant clinical value,” continued Dr. Eichenfield. “Even a reduction of molluscum lesions may reduce viral burden, decrease auto-inoculation, and limit virus transmission to others.”

Investigating VP-102 for the Treatment of Common Warts

The Phase 2 COVE-1 open label study evaluated the efficacy and safety of VP-102 in subjects with up to six common warts in two cohorts. Cohort 2 subjects receiving VP-102 showed a change of -50.9% of common warts and 51.4% of subjects showed complete clearance of warts at the primary endpoint of Day 84. Clinical response was maintained through the follow-up period, with a 45.5% mean reduction of warts compared to baseline, and 40% of subjects showing complete clearance at Day 147. Due to the higher complete clearance rates observed in Cohort 2 (51% of subjects showing complete clearance at Day 84), Verrica intends to use the treatment regimen of Cohort 2 (up to four treatments of VP-102 every 21 days with paring of thick scale and occlusion) in future Phase 3 studies. In the COVE-1 study, VP-102 showed a favorable tolerability and acceptable safety profile. The most common adverse events were mild to moderate in severity, and included application site blistering, pain, pruritus, erythema, and scab, and were considered related to the pharmacodynamic action of cantharidin.

“The results from the CAMP and COVE studies clearly demonstrate that VP-102 has the potential to address the substantial burden of molluscum, as well as provide an important therapeutic option to treat common warts,” said Ted White, President and Chief Executive Officer of Verrica. “The presentation of these data is a critical step forward towards achieving our mission of providing a safe, effective therapy to address these two important unmet needs.”

About Verrica Pharmaceuticals Inc.

Verrica is a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum and common warts. Molluscum is a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States, and common warts are contagious skin growths affecting 22 million people. There are currently no FDA-approved treatments for molluscum or common warts. Following positive topline results from two pivotal Phase 3 trials, the Company submitted an NDA in September 2019 for VP-102 for the treatment of molluscum. Verrica is planning to meet with the FDA to determine next steps on the development of VP-102 for common warts following positive Phase 2 results. VP-102 is also currently in a Phase 2 trial for the treatment of external genital warts. A second product candidate, VP-103, is in pre-clinical development for plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential benefits of VP-102 for the treatment of molluscum and the clinical development of VP-102 for additional indications, including the design of future Phase 3 studies for the treatment of common warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 7, 2019, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Chiara Russo

Solebury Trout

617.221.9197

crusso@soleburytrout.com

Media:

Joshua R. Mansbach

Solebury Trout

646-378-2964

jmansbach@troutgroup.com

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